1111 South Arroyo Parkway 7084	Press Release
P.O. Box 7084
Pasadena, California 91105-7084 U.S.A.
1.626.578.3500 Fax 1.626.578.6916

FOR IMMEDIATE RELEASE	July 23, 2007

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

and Backlog for the Third Quarter of Fiscal 2007

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2007 ended June 30, 2007.

Third Quarter Fiscal 2007 Highlights:

•	Diluted EPS for the third quarter grew to $0.61, a 45.2% increase over the corresponding quarter last year

•	Diluted EPS for the nine months ended June 30, 2007 grew to $1.67, a 45.2% increase over the corresponding period last year

•	Net earnings for the third quarter rose to $74.8 million, a 47.6% increase over the corresponding quarter last year

•	Net earnings for the nine months ended June 30, 2007 rose to $203.2 million, a 47.1% increase over the corresponding period last year

•	Backlog increased $1.6 billion, or 17.0%, from June 30, 2006 to $11.0 billion

Jacobs reported today record net earnings of $74.8 million, or $0.61 per diluted share, on revenues of $2.1 billion for its third quarter of fiscal 2007 ended June 30, 2007. This compares to net earnings of $50.6 million, or $0.42 per diluted share, on revenues of $1.9 billion for the same period last year.

For the nine months ended June 30, 2007, Jacobs reported net earnings of $203.2 million, or $1.67 per diluted share, on revenues of $6.2 billion. This compares to net earnings of $138.2 million, or $1.15 per diluted share, on revenues of $5.4 billion for the same period in fiscal 2006.

Jacobs also announced backlog totaling $11.0 billion at June 30, 2007, including a technical professional services component of $5.9 billion. This compares to total backlog and technical professional services backlog of $9.4 billion and $4.8 billion, respectively, at June 30, 2006.

Commenting on the results for the third quarter, Jacobs President and CEO Craig L. Martin stated, “Our third quarter performance was very good, whether compared to the same period last year or on a quarter-over-quarter basis. Backlog is up and our new business prospects remain strong. We see the outlook for fiscal year 2007 and beyond as positive.”

Also commenting on the results for the third quarter and on the Company’s earnings outlook for the remainder of fiscal 2007, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “As a result of our continued strong growth in the third quarter, we are increasing our earnings per share guidance for fiscal 2007 to a range of $2.20 to $2.35.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, July 24, 2007, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through July 31, 2007. The dial-in number for the audio replay is 888.286.8010 (confirmation code 69812422).

Jacobs, with over 48,000 employees and revenues exceeding $8.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2006 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2007	2006	2007	2006
Revenues	$2,083,689	$1,926,071	$6,193,901	$5,441,979
Costs and Expenses:
Direct costs of contracts	(1,767,073)	(1,682,806)	(5,315,011)	(4,760,440)
Selling, general, and administrative expenses	(200,912)	(163,694)	(566,323)	(465,115)

Operating Profit	115,704	79,571	312,567	216,424

Other Income (Expense):
Interest income	4,590	3,012	14,123	8,126
Interest expense	(2,175)	(1,951)	(5,723)	(5,338)
Miscellaneous expense, net	(1,256)	(1,538)	(3,340)	(3,341)

Total other expense, net	1,159	(477)	5,060	(553)

Earnings Before Taxes	116,863	79,094	317,627	215,871
Income Tax Expense	(42,113)	(28,462)	(114,389)	(77,714)

Net Earnings	$74,750	$50,632	$203,238	$138,157

Earnings Per Share (“EPS”):
Basic	$0.63	$0.43	$1.72	$1.19
Diluted	$0.61	$0.42	$1.67	$1.15

Weighted Average Shares Used to Calculate EPS:
Basic	118,961	116,964	118,258	116,434
Diluted	122,501	120,537	121,912	120,037

EPS and weighted average shares outstanding for the three and nine months ended June 30, 2006 have been adjusted to reflect the 2-for-1 stock split on March 15, 2007.

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Other Operational Information (in thousands):

	Three Months Ended June 30		Nine Months Ended June 30
	2007	2006	2007	2006
Revenues by Major Component:
Technical professional services	$1,146,405	$871,997	$3,203,766	$2,453,384
Field services	937,283	1,054,074	2,990,135	2,988,595

Total	$2,083,688	$1,926,071	$6,193,901	$5,441,979

Depreciation (pre-tax)	$13,298	$10,152	$36,637	$29,966

Capital Expenditures	$13,522	$15,279	$48,066	$39,716

Selected Balance Sheet and Backlog Information (in thousands):

	At June 30
	2007	2006
Balance Sheet Information:
Cash and cash equivalents	$473,114	$339,551
Working capital	919,591	735,301
Total debt	65,602	108,513
Stockholders’ equity	1,674,579	1,330,837

Backlog Information:
Technical professional services	$5,909,600	$4,820,400
Field services	5,118,100	4,601,100

Total	$11,027,700	$9,421,500

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